Exhibit 99.1

Press Release

Safehold Reports Fourth Quarter and Fiscal Year 2022 Results

NEW YORK, February 14, 2023

Safehold Inc. (NYSE: SAFE) reported results for the fourth quarter and fiscal year ended December 31, 2022.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section.

Highlights from the earnings announcement include:

—	Q4 ‘22 revenue was $73.4 million, and FY ‘22 was $270.3 million
—	Q4 ‘22 net income attributable to common shareholders was $21.8 million, and FY ’22 was $135.4 million
—	Q4 ‘22 earnings per share was $0.35, and FY ’22 was $2.21
—	Closed 26 ground leases totaling $1.4 billion[1] in 2022, bringing the total portfolio to 131 ground leases with an aggregate gross book value of $6.2 billion
—	UCA grew by an estimated $2.4 billion in 2022, bringing total UCA to an estimated $10.5 billion
—	Moody’s and Fitch credit ratings both on Positive Outlook

“After another strong year of earnings and portfolio growth, Safehold is well positioned to continue to drive the expansion of the modern ground lease industry,” said Jay Sugarman, Chairman and Chief Executive Officer. ”As our business enters the next phase, we

1 Investments in 2022 include $257m of forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

are excited to deliver even more benefits to customers and investors.”

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	935576

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on February 1, 2023 through 12:00 a.m. ET on February 28, 2023 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	47581

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets and Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com